Exhibit 99.1

DEFERRAL AGREEMENT

          This Deferral Agreement (this “Agreement”) is made and entered into as of April ___, 2006 (the “Effective Date”) by and among the parties to that certain Secured Convertible Note Purchase Agreement, dated as of May 14, 2004 (the “Purchase Agreement”), by and among 724 Solutions Inc., a Canadian corporation (“Parent”), and 724 Solutions Software Inc., a Delaware corporation (together with Parent, the “Borrowers”), and the lenders identified on the Schedule of Lenders attached to the Purchase Agreement (collectively, the “Lenders”). Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

RECITALS

          WHEREAS, pursuant to the terms of the Purchase Agreement, the Borrowers issued to the Lenders the Notes pursuant to which the Borrowers are obligated to pay on a quarterly basis to the Lenders an amount equal to fifty percent (50%) of the interest accrued on amounts outstanding under such Notes during the prior quarter (the “Quarterly Interest Amounts”);

          WHEREAS, the Borrowers may, at their option, make such Quarterly Interest Payment in cash or common shares of Parent;

          WHEREAS, Parent and 724 Holdings, Inc., an affiliate of the Lenders (“Holding”), have entered into a Letter of Intent, dated March 9, 2006, as amended (the “Letter of Intent”) setting forth certain terms and conditions for Holdings to potentially acquire all of the outstanding capital stock of Parent not currently held by the Lenders (the “Arrangement”); and

          WHEREAS, the Borrowers and the Lenders wish to defer the Borrowers’ payment of the Quarterly Interest Amounts until the earlier to occur of (i) the termination of the Letter of Intent, (ii) the termination of the definitive agreement, if any, to be entered into between Holdings and Parent in connection with the Arrangement (the “Arrangement Agreement”) or (iii) the effectiveness of the Arrangement (the earliest occurrence of (i) - (iii) being a “Termination Event”),

AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties executing this Agreement hereby agree as follows:

          1.          Deferral of Quarterly Interest Payments. Until a Termination Event, each of the Lenders agrees to defer the obligations of the Borrowers under the last sentence of Section 2(a) of the Notes to pay when due the Quarterly Interest Amounts to the holders of the Notes.  So long as the Quarterly Interest Amounts remain deferred in accordance with the terms of this Agreement, such deferred Quarterly Interest Amounts shall accrue no interest. The Quarterly Interest Amounts shall immediately become due and payable without further notice upon the date that is twenty (20) business days following the date of the Termination Event. At such time, the Quarterly Interest Amounts may be paid in Common Shares or cash at the election of the Borrower in accordance with the terms of the Notes; provided that the provision in Section 2(b) of the Notes restricting the ability of the Borrowers to pay in Common Shares if the Market Price on such date is greater than the Conversion Price shall not apply to the payment of the Quarterly Interest Amounts.

          2.          No Other Change. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall (i) otherwise alter, amend, modify, extend or waive the Borrowers’ obligations or the Lenders’ rights under the Purchase Agreement, the Notes, the Collateral Documents or any agreements, documents instruments entered into in connection therewith or (ii) constitute a waiver or discharge of any Events of Default.

          3.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.

          4.          Entire Agreement. This Agreement together with the Purchase Agreement, the Notes and the Collateral Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

          5.          Notices. All notices and other communications required or permitted hereunder shall be in writing and may be delivered in person or by facsimile, electronic mail, courier or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed, addressed (a) if to Lender, at such Lender’s address set forth in the Purchase Agreement, or at such other address as such Lender shall have furnished to Parent in writing, or (b) if to a Borrower, at the principal place of business of Parent, attention: Chief Financial Officer. All such notices and other communications shall be deemed given upon personal delivery, upon confirmation of facsimile transfer, upon confirmation of electronic mail transmission, upon delivery by courier or three business days after deposit in the United States or Canada mail.

          6.          Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute one and the same instrument

Signature Page Follows

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

BORROWERS:

724 SOLUTIONS INC.	724 SOLUTIONS SOFTWARE, INC,

By:	By:

Name:	Name:

Title:	Title:

LENDERS:

AUSTIN VENTURES VI, L.P.	AUSTIN VENTURES VIII, L.P.

By: AV Partners VI, L.P., its general partner	By: AV Partners VIII, L.P., its general partner

By:	By:

Name:	Name:

Title:	Title:

AUSTIN VENTURES VI AFFILIATES FUND, L.P.

By: AV Partners VI, L.P., its general partner

By:

Name:

Title:

Signature Page to Deferral Agreement